Exhibit 99.1

Amylin Pharmaceuticals, Inc.	Tel	(858) 552 2200
9360 Towne Centre Drive	Fax	(858) 552 2212
San Diego, CA 92121 USA	www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS, INC. ANNOUNCES EXERCISE OF
INITIAL PURCHASERS’ OPTION FOR ADDITIONAL $75 MILLION OF
CONVERTIBLE SENIOR NOTES

San Diego, CA — June 6, 2007 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today announced that the initial purchasers in its recent private placement of $500 million of 3.00% convertible senior notes due 2014 have elected to exercise their option to purchase an additional $75 million in principal amount of the notes.  The offering is being made pursuant to an exemption from registration under the Securities Act of 1933, as amended.  The exercise of the option will bring the gross proceeds of the private placement to $575 million upon closing. Amylin estimates that the net proceeds from this offering will be approximately $558.9 million after deducting initial purchasers’ discounts and estimated expenses. The closing for the additional $75 million purchase is expected to occur concurrently with the closing for the initial $500 million sale of notes on June 8, 2007, subject to customary closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.  The offering is being made within the United States only to qualified institutional buyers.  The convertible senior notes being offered and the common stock issuable upon conversion of the convertible senior notes have not been registered under United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and may involve a number of risks and uncertainties.  For example, the completion of the closing of the option exercise and the closing of the initial sale of notes are subject to the satisfaction of various closing conditions.

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CONTACT:

Mark Foletta

Senior Vice President, Finance and Chief Financial Officer

Amylin Pharmaceuticals, Inc.

+1-858-552-2200

www.amylin.com